EXHIBIT 11

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FRONTIER FINANCIAL CORPORATION AND SUBSIDIARIES
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COMPUTATION OF EARNINGS PER SHARE
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(In thousands)                           For Six Months Ended June 30
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                                             2005            2004
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Net Income                                    $23,705         $20,589
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Computation of average shares
 outstanding

       Shares outstanding at
        beginning of year                      28,118          27,825

       Shares issued or repurchased
        during the year times average
        time outstanding during the
        year                                      123              89
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Average basic shares outstanding               28,241          27,914
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Dilutive shares                                   149             166
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Average diluted shares outstanding             28,390          28,080
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Basic earnings per share                        $0.84           $0.74
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Diluted earnings per share                      $0.83           $0.73
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